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                           EXHIBIT 99.3
                           Press Release issued by Registrant,
                           dated April 16, 2001


               GALAXY NUTRITIONAL FOODS ANNOUNCES STAFF REDUCTIONS
                  EXPECTED TO SAVE MORE THAN $700,000 ANNUALLY


ORLANDO, Florida (April 16, 2001) - Galaxy Nutritional Foods, Inc. (AMEX: GXY), a leading producer of delicious and nutritious health-promoting dairy and dairy related alternatives for the retail, foodservice and industrial markets, today announced that it has eliminated several positions that will lead to savings of more than $700,000 annually for the Company, reduce redundancies experienced in the sales, marketing, and finance departments as well as capitalize on newly proven software efficiencies.

Under the staff reductions, Chief Financial Officer Keith Ewing will be replaced by Cynthia Hunter who will serve as acting Chief Financial Officer. Ms. Hunter served as the CFO of Galaxy for 3 years prior to Mr. Ewing's appointment last February. At that time, in anticipation of the birth of her second child, Ms. Hunter assumed the position of Controller. Ms. Hunter has worked directly with the previous CFO to accomplish Galaxy's financing objectives this past year.

Other positions that have been eliminated or consolidated include but are not limited to Mike Rapport, Vice President of Foodservice. Under the realignment, responsibility for the foodservice division will fall under Galaxy's Vice President of Sales, John Jackson.

Galaxy President, Chairman, and Chief Executive Officer Angelo Morini, commented, "We thank these loyal employees for their contributions to Galaxy. We felt it was prudent to eliminate and consolidate certain positions and streamline our organizational structure while cutting costs to maintain a leaner and more efficient operational structure. These staff reductions, our recent retention of Tucker Anthony Sutro Capital Markets as financial advisor and newly installed software which more effectively controls sales and purchasing processes are all intended to result in greater value for our shareholders."

ABOUT GALAXY NUTRITIONAL FOODS, INC.

Galaxy Nutritional Foods is a leading producer of health-promoting dairy and dairy related alternatives for the retail, foodservice and industrial markets. The Company manufactures plant-based products that are low or no fat (no saturated fat), have no cholesterol, contain no lactose and are growth hormone and anti-biotic free and have more vitamins and minerals than conventional dairy products through a safer proprietary hot-process. Galaxy products, available at health food stores and grocers, are part of the nutritional or functional food category, the fastest growing segment of the retail food market. Galaxy brand names include Veggie Milk(TM), Veggie Slices(TM), formagg(R), Soyco(R), Soymage(R), Wholesome Valley(TM), Lite Bakery(R), Veggie Cafe(TM) and Veggie Lite Bakery(R). For more information please visit the Company's web site at www.galaxyfoods.com.

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, or other factors which may cause actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements which speak only as of the date hereof. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.